Exhibit 99.1

American Financial Group, Inc. Announces 2025 Fourth Quarter and Full Year Results and Declares Special Dividend

•	Fourth quarter net earnings per share of $3.58; core net operating earnings per share of $3.65

•	Full year net earnings per share of $10.08; core net operating earnings per share of $10.29

•	Fourth quarter underwriting profit increased 41% year-over-year and set a new quarterly record

•	Full year 2025 ROE of 17.8%; 2025 core operating ROE of 18.2%

•	Total capital returned to shareholders during 2025 was $707 million; includes $334 million ($4.00 per share) in special dividends and $99 million in share repurchases

•	Board of Directors declares $1.50 per share special dividend, payable February 25, 2026

CINCINNATI – February 3, 2026 – American Financial Group, Inc. (NYSE: AFG) today reported 2025 fourth quarter net earnings of $299 million ($3.58 per share) compared to $255 million ($3.03 per share) in the 2024 fourth quarter. Net earnings for the 2025 fourth quarter included net after-tax non-core realized losses of $6 million ($0.07 per share loss). By comparison, net earnings for the 2024 fourth quarter included net after-tax non-core realized losses of $7 million ($0.09 per share loss). Net earnings for the full year of 2025 were $10.08 per share, compared to $10.57 per share in 2024. Return on equity was 17.8% and 19.0% for the full years of 2025 and 2024, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $305 million ($3.65 per share) for the 2025 fourth quarter, compared to $262 million ($3.12 per share) in the 2024 fourth quarter. The year-over-year increase reflects record quarterly underwriting profit, which was partially offset by lower returns in our alternative investments portfolio. Additional details for the 2025 and 2024 fourth quarters may be found in the table below.

Core net operating earnings generated returns on equity of 18.2% and 19.3% for the full years of 2025 and 2024, respectively, calculated excluding AOCI.

	Three months ended December 31,
Components of Pretax Core Operating Earnings	2025	2024	2025	2024	2025	2024
In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$434	$345	$6	$33	$440	$378
Other expenses	(31)	(29)	—	—	(31)	(29)
Holding company interest expense	(23)	(19)	—	—	(23)	(19)

Pretax Core Operating Earnings	380	297	6	33	386	330
Related provision for income taxes	80	61	1	7	81	68

Core Net Operating Earnings	$300	$236	$5	$26	$305	$262

Core Operating Earnings Per Share	$3.60	$2.81	$0.05	$0.31	$3.65	$3.12
Weighted Avg Diluted Shares Outstanding	83.4	84.0	83.4	84.0	83.4	84.0

AFG’s book value per share was $57.78 at December 31, 2025. AFG paid cash dividends of $2.88 per share during the fourth quarter, which included a $2.00 per share special dividend paid in November. For the three and twelve months ended December 31, 2025, AFG’s growth in book value per share plus dividends was 6.9% and 22.3%, respectively.

Book value per share excluding AOCI was $58.38 at December 31, 2025. For the three and twelve months ended December 31, 2025, AFG’s growth in book value per share excluding AOCI plus dividends was 6.4% and 17.2%, respectively.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Components of net earnings:
Core operating earnings before income taxes	$386	$330	$1,087	$1,138
Pretax non-core items:
Realized gains (losses)	(7)	(10)	11	—
Special A&E charges	—	—	(25)	(14)

Earnings before income taxes	379	320	1,073	1,124
Provision for income taxes:
Core operating earnings	81	68	227	236
Non-core items	(1)	(3)	4	1

Total provision for income taxes	80	65	231	237

Net earnings	$299	$255	$842	$887

Net earnings:
Core net operating earnings(a)	$305	$262	$860	$902
Non-core items:
Realized gains (losses)	(6)	(7)	9	—
Special A&E charges	—	—	(20)	(11)
Other	—	—	(7)	(4)

Net earnings	$299	$255	$842	$887

Components of earnings per share:
Core net operating earnings(a)	$3.65	$3.12	$10.29	$10.75
Non-core items:
Realized gains (losses)	(0.07)	(0.09)	0.12	—
Special A&E charges	—	—	(0.24)	(0.13)
Other	—	—	(0.09)	(0.05)

Diluted net earnings per share	$3.58	$3.03	$10.08	$10.57

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $1.50 per share of American Financial Group common stock. The dividend is payable on February 25, 2026, to shareholders of record on February 16, 2026. The aggregate amount of this special dividend will be approximately $125 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.88 per share most recently paid on January 27, 2026. With this special dividend, the Company has declared $55.50 per share in special dividends since the beginning of 2021.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are extremely pleased with a strong finish to 2025, reporting fourth quarter underwriting profit that increased an impressive 41% year over year – our highest quarterly underwriting profit ever – and a core operating ROE that exceeded 18% for the full year. We are thankful to God and grateful for our talented insurance and investment professionals who have positioned us well as we enter 2026.”

Messrs. Lindner continued: “AFG continued to have significant excess capital at December 31, 2025. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. We are proud of our strong record of capital management and returned over $700 million to shareholders in 2025. Over the past year, we increased our quarterly dividend by 10% and paid special dividends of $4.00 per share. Growth in book value per share excluding AOCI plus dividends was an impressive 17% during 2025.”

Although AFG does not provide earnings guidance, we expect that performance in line with assumptions underlying our 2026 business plan would result in 2026 core operating earnings per share of approximately $11.00 and generate a core operating return on equity excluding AOCI of approximately 18%. These assumptions include growth in net written premiums of 3% to 5% when compared to 2025, a 92.5% calendar year combined ratio, a reinvestment rate of approximately 5.25%, and a return of approximately 8% on our $2.8 billion portfolio of alternative investments.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an outstanding 84.1% combined ratio in the fourth quarter of 2025, a 4.9 point improvement from the 89.0% reported in the prior year quarter. Fourth quarter results include 0.2 points related to catastrophe losses compared to 1.1 points in the 2024 fourth quarter. Fourth quarter 2025 results benefitted from 1.6 points of favorable prior year reserve development, compared to 1.8 points of adverse prior year reserve development in the fourth quarter of 2024. Underwriting profit was a record $287 million for the 2025 fourth quarter compared to $204 million in the fourth quarter of 2024, a 41% increase. Higher underwriting profit in our Property and Transportation Group was partially offset by lower year-over-year underwriting profit in our Specialty Casualty and Specialty Financial Groups.

Fourth quarter 2025 gross written premiums were up 2% and net written premiums were down 1% when compared to the same period in 2024. Gross written premiums increased 2% and net written premiums were approximately flat for the full year 2025. We continued to benefit from the diversification across our 36 businesses and achieved premium growth in many of them as a result of a combination of new business opportunities, a good renewal rate environment, and increased exposures – while remaining disciplined and focused on underwriting profitability.

Average renewal rates across our P&C Group, excluding workers’ compensation, were up approximately 5% for the quarter, in line with the previous quarter. Average renewal rates including workers’ compensation were up approximately 4% overall. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends, allowing us to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $216 million in the fourth quarter of 2025, compared to $81 million in the comparable prior year period, an increase of 167%. These exceptionally strong results were attributable to higher profitability in our crop insurance operations which benefitted from record yields for corn and soybeans and favorable commodity pricing trends throughout the growing season. Catastrophe losses in this group were less than $1 million in the fourth quarter of 2025, compared to $10 million in the prior year period. The businesses in the Property and Transportation Group achieved an outstanding 70.6% calendar year combined ratio overall in the fourth quarter, an improvement of 18.9 points over the 89.5% achieved in the comparable period in 2024.

Fourth quarter 2025 gross written premiums in this group increased 5% from the comparable prior year period, while net written premiums were approximately 2% lower year-over-year. The increase in gross written premiums was due primarily to growth in crop products that are heavily ceded, and to a lesser extent, growth in a transportation captive with higher premium cessions. Overall renewal rates in this group increased approximately 6% on average for the fourth quarter of 2025, consistent with pricing in the previous quarter. Pricing for the full year for this group was up approximately 7% overall.

The Specialty Casualty Group reported an underwriting profit of $27 million in the 2025 fourth quarter compared to $69 million in the comparable 2024 period. Higher year-over-year underwriting profits in certain excess and surplus businesses and our executive liability business were more than offset by lower underwriting profitability in several of our social inflation-exposed businesses, and in our workers’ compensation and general liability businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved a 96.7% calendar year combined ratio overall in the fourth quarter, 5.3 points higher than the 91.4% reported in the comparable period in 2024.

Fourth quarter 2025 gross and net written premiums in this group increased 2% and 3%, respectively, when compared to the same prior year period. The primary drivers of growth included new business opportunities and favorable renewal pricing in our targeted markets businesses, new business opportunities in our mergers & acquisitions business, growth in our workers’ compensation businesses and new premiums from one of our start-up businesses. This growth was tempered by lower year-over-year premiums in our executive liability and excess and surplus businesses. Excluding workers’ compensation, renewal pricing for this group was up 6% in the fourth quarter. Pricing in this group, including workers’ compensation, was up about 5%. For the full year, pricing excluding workers’ compensation was up 8%.

The Specialty Financial Group reported an underwriting profit of $44 million in the fourth quarter of 2025, compared to $54 million in the fourth quarter of 2024. Higher underwriting profit in our fidelity businesses was more than offset by lower underwriting profit in our financial institutions business. Catastrophe losses for this group were $7 million in the fourth quarter of 2025, compared to $17 million in the fourth quarter of 2024. This group continued to achieve excellent underwriting margins and reported an excellent 83.0% combined ratio for the fourth quarter of 2025, 2.3 points higher than the prior year period.

Gross and net written premiums in this group decreased by 4% and 10%, respectively, in the 2025 fourth quarter when compared to the same 2024 period. Higher year-over-year premiums in our European operations were more than offset by lower premiums in our financial institutions business, which has produced very strong growth over the past several years. Net written premiums were tempered by our decision to cede more of the coastal-exposed property business in our financial institutions business beginning in the second quarter of 2025. Renewal pricing in this group was up about 1% in the fourth quarter and down approximately 1% for the full year of 2025, reflecting the strong margins overall earned on these businesses.

Carl Lindner III stated, “Our fourth quarter results were outstanding, with an overall Specialty P&C combined ratio of 84.1%. Nearly all the businesses in our diversified Specialty P&C portfolio continue to meet or exceed targeted returns, and we continue to feel confident about the strength of our reserves. I am especially pleased with the discipline and focus our leaders exemplified throughout the year; their actions position us to grow profitably as we enter 2026.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended December 31, 2025, property and casualty net investment income was approximately 12% lower than the comparable 2024 period as lower returns from alternative investments more than offset the impact of higher interest rates and higher balances of invested assets. The annualized return on alternative investments was 0.9% for the 2025 fourth quarter compared to 4.9% for the prior year quarter.

For the twelve months ended December 31, 2025, P&C net investment income was approximately 8% lower than the comparable 2024 period due to lower returns on alternative investments. The return on alternative investments was 2.5% for 2025 compared to 6.1% in 2024.

Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2025, was approximately 11%. We continue to remain optimistic regarding the prospects of attractive returns over the long term from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

Non-Core Net Realized Gains (Losses) – AFG recorded fourth quarter 2025 net realized losses of $6 million ($0.07 per share loss) after tax, which included $2 million ($0.02 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at December 31, 2025, to fair value. AFG recorded net realized losses of $7 million ($0.09 per share loss) after tax in the comparable 2024 period.

After-tax unrealized losses related to fixed maturities were $24 million at December 31, 2025. Our portfolio continues to be high quality, with 96% of our fixed maturity portfolio rated investment grade and 97% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates and impacts from tariffs or other trade actions, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2025 fourth quarter and full year results at 11:30 a.m. (ET) tomorrow, Wednesday, February 4, 2026. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President - Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2026-04

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Revenues
Net earned premiums	$1,806	$1,850	$7,046	$7,036
Net investment income	183	194	745	780
Realized gains (losses) on:
Securities	(7)	(10)	10	—
Subsidiaries	—	—	1	—
Income of managed investment entities:
Investment income	69	84	283	380
Gain (loss) on change in fair value of assets/liabilities	(19)	(1)	(26)	4
Other income	31	32	115	124

Total revenues	2,063	2,149	8,174	8,324
Costs and expenses
Losses & loss adjustment expenses	$1,061	$1,181	$4,388	$4,460
Commissions and other underwriting expenses	466	480	2,059	2,007
Interest charges on borrowed money	23	19	80	76
Expenses of managed investment entities	52	71	241	338
Other expenses	82	78	333	319

Total costs and expenses	1,684	1,829	7,101	7,200

Earnings before income taxes	379	320	1,073	1,124
Provision for income taxes	80	65	231	237

Net earnings	$299	$255	$842	$887

Diluted earnings per common share	$3.58	$3.03	$10.08	$10.57

Average number of diluted shares	83.4	84.0	83.5	83.9

	December 31, 2025		December 31, 2024
Selected Balance Sheet Data:
Total Cash and investments	$17,182		$15,852
Long-term debt	$1,820		$1,475
Shareholders’ equity(b)	$4,820		$4,466
Shareholders’ equity (excluding AOCI)	$4,870		$4,706
Book value per share(b)	$57.78		$53.18
Book value per share (excluding AOCI)	$58.38		$56.03
Common Shares Outstanding	83.4		84.0

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2025	2024		2025	2024
Gross written premiums	$2,085	$2,043	2%	$10,694	$10,533	2%

Net written premiums	$1,444	$1,460	(1%)	$7,110	$7,139	—%

Ratios (GAAP):
Loss & LAE ratio	58.6%	63.7%		62.2%	63.3%
Underwriting expense ratio	25.5%	25.3%		28.8%	27.9%

Specialty Combined Ratio	84.1%	89.0%		91.0%	91.2%

Combined Ratio – P&C Segment	84.3%	89.1%		91.0%	91.2%

Supplemental Information (c):
Gross Written Premiums:
Property & Transportation	$612	$585	5%	$4,731	$4,735	—%
Specialty Casualty	1,153	1,126	2%	4,620	4,543	2%
Specialty Financial	320	332	(4%)	1,343	1,255	7%

	$2,085	$2,043	2%	$10,694	$10,533	2%

Net Written Premiums:
Property & Transportation	$398	$408	(2%)	$2,771	$2,846	(3%)
Specialty Casualty	796	773	3%	3,247	3,246	—%
Specialty Financial	250	279	(10%)	1,092	1,047	4%

	$1,444	$1,460	(1%)	$7,110	$7,139	—%

Combined Ratio (GAAP):
Property & Transportation	70.6%	89.5%		87.8%	92.4%
Specialty Casualty	96.7%	91.4%		96.0%	91.2%
Specialty Financial	83.0%	80.7%		84.4%	87.2%
Aggregate Specialty Group	84.1%	89.0%		91.0%	91.2%

	Three months ended December 31,			Twelve months ended December 31,
	2025	2024		2025	2024
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(20)	$(2)		$(63)	$(96)
Specialty Casualty	(1)	44		20	37
Specialty Financial	(9)	(8)		(43)	(11)

Specialty Group	(30)	34		(86)	(70)
Other	3	2		5	6

Total Reserve Development	$(27)	$36		$(81)	$(64)

Points on Combined Ratio:
Property & Transportation	(2.7)	(0.3)		(2.3)	(3.4)
Specialty Casualty	(0.1)	5.4		0.6	1.2
Specialty Financial	(3.0)	(3.0)		(3.9)	(1.1)
Aggregate Specialty Group	(1.6)	1.8		(1.2)	(1.0)
Total P&C Segment	(1.5)	1.9		(1.1)	(0.9)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Core Operating Earnings before Income Taxes:
P&C Insurance Segment	$440	$378	$1,287	$1,328
Interest and other corporate expenses	(54)	(48)	(200)	(190)

Core operating earnings before income taxes	386	330	1,087	1,138
Related income taxes	81	68	227	236

Core net operating earnings	$305	$262	$860	$902

b)

Shareholders’ Equity at December 31, 2025, includes ($50 million) ($0.60 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($240 million) ($2.85 per share loss) at December 31, 2024.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.